SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A-2

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2003

Artemis International Solutions Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-29793	13-4023714
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4041 MacArthur Blvd. Suite 260, Newport Beach, CA

92660

(Address of principal executive offices)		(Zip Code)

(949) 660-7100

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Item 4. Changes in Registrant’s Certifying Accountant.

On January 28, 2003, Artemis International Solutions Corporation (the “Company”) dismissed its independent accountants, KPMG LLP (“KPMG”), and engaged the services of Squar Milner Reehl & Williamson LLP (“Squar Milner”) as the Company’s new independent accountants for its current fiscal year ended December 31, 2002. The Company’s Board of Directors (the “Board”), including the members of the  Company’s Audit Committee, approved the dismissal of KPMG and the appointment of Squar Milner.

During the fiscal year of the Company ended December 31, 2001, and the subsequent interim period through January 28, 2003, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with their reports.

The audit report of KPMG on the consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2001, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles, except that KPMG’s audit report on such financial statements did contain a separate paragraph stating:

“The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 1 to the financial statements, the Company has incurred substantial recurring losses from operations and at December 31, 2001 the Company’s current liabilities exceeded current assets by $5.8 million. These factors as described in Note 1 raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

In addition, there were no reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K of the Securities Exchange Act of 1934 during the year ended December 31, 2001, or the subsequent interim period through January 28, 2003, except for as described below:

 KPMG submitted to the Company a letter dated February 5, 2003, which the Company is filing as Exhibit (16) hereto (the “KPMG letter”). KPMG notes in its letter that KPMG reported to the Company’s Audit Committee during 2002, certain material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a reportable condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

The KPMG letter specifically stated that the material weaknesses identified did not affect KPMG’s audit report on the financial statements of the Company for 2001.  In any event, the Company has addressed and taken steps to correct the material weaknesses outlined in the letter from KPMG.  Set forth below are the comments contained in the KPMG letter, and directly below each comment, the steps taken to correct the material weaknesses outlined in such letter.

KPMG Comment:  KPMG noted that the Company did not have a standardized reporting process and that the consolidation process was manually intensive, requiring numerous adjustments at the consolidated level. The Company did not have standardized schedules to minimize consolidation efforts and assist in ensuring all the relevant information was received from each subsidiary necessary for the completeness and accuracy of the financial statements and disclosures. In order to enhance the monitoring and review at the corporate level of financial information and the Company’s ability to report as a public company, KPMG recommended the development of a standard reporting package template (including disclosures and additional information,) to provide guidelines to its subsidiaries as to how to report and present the financial information to comply with US GAAP requirements, to establish a formal process for validating and confirming balance sheet and income statement inter-company balances and enhance the documentation of the legal structure of the Company.

Artemis Response:  Effective January 2003, management implemented a standard corporate-wide reporting package.  All of the Artemis subsidiaries use this package to report their respective results in U.S. GAAP and the quarterly and year-end information necessary to provide required disclosures.   The reporting package includes sufficient detail and analysis for management to spot anomalies caused by the implementation of new or non-standard contracts.  Local managers are required to prepare an analysis of monthly activities, including new contracts and/or potential revenue recognition issues.  In addition, management has implemented a system of regular reviews and analyses of financial data provided by the Artemis subsidiaries.  The objectives of these reviews include, but are not limited to (i) understanding the underlying substance of reported transactions, (ii) understanding the components of balances reported by local subsidiaries and (iii) gaining reasonable assurance that financial data are free from material misstatement or omission of material facts.

KPMG Comment:  The Company’s consolidation was performed in New York whereas the operations and accounting for the domestic operations were maintained in Denver. The review of international activities was primarily performed in the UK. The structure did not allow an adequate level of knowledge, oversight and monitoring at the consolidation level. The gathering of qualitative information for the preparation of the financial statements would benefit from a centralized accounting function.

Artemis Response:  Since KPMG’s 2001 audit, the Company has centralized executive and finance management in its corporate offices in Newport Beach, CA.  The structure and locations of the Artemis companies was “inherited” from predecessor companies when the Company was formed less than two years ago.  Management is continually working to consolidate operations where and when it is most beneficial to the Company.  For the time being, management believes it necessary to maintain a regional “European Controller” position in Europe.  Starting in the fourth quarter of 2002, our executive team improved its management of international activities by way of (i) regular review and analyses of financial data provided by the Artemis Subsidiaries, (ii) regular communication with international subsidiaries via phone, facsimile and email and (iii) regular controllers’ meetings in which significant accounting issues are discussed; and corporate wide directives and policies are communicated.  In addition, management believes it would be counterproductive to dismantle the functioning accounting department, which is currently located in Boulder, Colorado.

KPMG Comment:  KPMG noted a lack of resources within the accounting and financial reporting functions of the Company, both at the operational and consolidation levels. As the accounting rules related to software revenue recognition and the regulations and procedures of the SEC reporting requirements can be complex, we believe that the level of SEC and public accounting experience among the accounting and financial reporting department was not sufficient to address the issues set forth by the Company’s operations and financial reporting to allow adequate level of knowledge and ability to efficiently report as a public company.

Artemis Response:  Since the end of the 2001 audit, the Company has added significant resources to the finance and management functions in the Company’s Newport Beach CA headquarters.  Additions to the corporate management team since the 2001 audit include (i) Michael Rusert, CEO, (ii) Robert Stefanovich, CFO, (iii) Charles Savoni, General Counsel and (iv) several other individuals considered key to executive, finance and reporting functions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Artemis International Solutions Corporation

Date:	March 19, 2003	/s/ Robert S. Stefanovich
Robert S. Stefanovich, Chief Financial Officer (principal financial officer and chief accounting officer)